Exhibit 99.1

ATC Contact: Michael Powell

Director of Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES ELECTION

OF DAVID E. SHARBUTT TO BOARD OF DIRECTORS

Boston, Massachusetts – July 6, 2006 – American Tower Corporation (NYSE: AMT) today announced that its Board of Directors has elected David E. Sharbutt as a member of the Board, effective July 6, 2006. Mr. Sharbutt most recently served as Chief Executive Officer and Chairman of Alamosa Holdings, Inc., a provider of wireless personal communications services, which was acquired by Sprint Nextel Corporation in February 2006. Mr. Sharbutt had been Alamosa’s Chairman and a director since Alamosa was founded in July 1998 and Alamosa’s Chief Executive Officer since October 1999.

Mr. Sharbutt brings over 30 years of telecommunications industry experience to the Board. Prior to joining Alamosa, Mr. Sharbutt was the President and Chief Executive Officer of Hicks & Ragland Engineering Co., an engineering consulting company, now known as CHR Solutions. While at CHR Solutions, Mr. Sharbutt worked with independent telephone companies in developing strategic, engineering and implementation plans for various types of telecommunications services.

“We are extremely pleased to have David join our Board of Directors,” said Jim Taiclet, American Tower’s Chairman and Chief Executive Officer. “His significant experience as a business leader in the wireless industry will make him a valuable addition to our Board. We look forward to working closely with him to continue to advance the Company’s strategy and build long-term value for our stockholders.”

“American Tower has been making an important contribution to the wireless industry, enabling the deployment of higher quality wireless networks by providing a nationwide network of towers, rooftops, and in-building locations,” said Mr. Sharbutt. “I am excited to join the Board, and I look forward to contributing to the continued growth and success of the Company.”

American Tower is the leading independent owner, operator and developer of broadcast and wireless communications sites in North America. American Tower owns and operates over 22,000 sites in the United States, Mexico, and Brazil. Additionally, American Tower manages approximately 2,000 revenue producing rooftop and tower sites. For more information about American Tower, please visit www.americantower.com.

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